EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/10/08	Investors: Mary Kay Shaw, 630-623-7559
Media: Heidi Barker, 630-623-3791

McDONALD’S REPORTS FEBRUARY COMPARABLE SALES UP 11.7%

•	U.S. comparable sales rose 8.3% for the month

•	Europe comparable sales up 15.4% for the month

•	APMEA comparable sales increased 10.9% for the month

OAK BROOK, IL – McDonald’s Corporation announced today that global comparable sales rose 11.7% for the month and 8.6% for year-to-date February. Systemwide sales for McDonald’s worldwide restaurants increased 19.9% in February, or 13.2% in constant currencies. McDonald's February sales results reflect strong performance across each business segment, as well as a benefit of about 4 percentage points from an extra day due to leap year.

“Our focus on our customers around the world continues to deliver results and drive McDonald’s global business,” said McDonald’s Chief Executive Officer Jim Skinner. “Through the Plan to Win, we’re committed to providing our customers the menu variety they want, with the convenience and value they expect from McDonald’s.”

February comparable sales increased 8.3% in the U.S. as McDonald’s market-leading breakfast, Premium Roast Coffee and everyday value offerings continue to fuel performance.

In Europe, strong results in the U.K., France, Germany and Russia drove comparable sales up 15.4% for the month. Europe’s combination of premium beef and chicken menu selections, balanced with everyday affordability, continues to drive results.

In Asia/Pacific, Middle East and Africa, February comparable sales increased 10.9%. Strong results in Australia, China, Japan and many other markets drove the segment’s overall performance as customers continue to enjoy locally relevant and affordable menu choices throughout the day.

Percent Increase	Comparable Sales		Systemwide Sales
Month ended February 29,	2008	2007	As Reported	Constant Currency
McDonald’s Corporation	11.7	5.7	19.9	13.2
Major Segments:
U.S.	8.3	3.1	9.2	9.2
Europe	15.4	5.9	29.3	17.1
APMEA*	10.9	12.3	25.8	13.7

Year-To-Date February 29,
McDonald’s Corporation	8.6	5.3	16.6	10.0
Major Segments:
U.S.	5.1	3.4	5.9	5.9
Europe	11.7	6.4	25.4	13.4
APMEA*	9.3	8.0	23.3	12.0

*	Asia/Pacific, Middle East and Africa

Definitions

•

Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, rebuilding and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Information in constant currency is calculated by translating current year results at prior year average exchange rates.

•

Systemwide sales include sales at all restaurants, including those operated by the Company, franchisees and affiliates. Management believes Systemwide sales information is useful in analyzing the Company’s revenues because franchisees and affiliates pay rent and/or royalties that generally are based on a percent of sales with specified minimum rent payments.

•

The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. In February 2008, this calendar shift/trading day adjustment consisted of one additional trading day (a Friday) compared with February 2007 due to 2008 being a leap year. The resulting adjustment varied around the world, ranging from approximately +3.5% to +4.2%.

Upcoming Communications

Jan Fields, McDonald’s USA Chief Operating Officer, will speak at 8:30 a.m. (Pacific Time) at the JP Morgan Gaming, Lodging and Restaurants Conference on March 27, 2008. This presentation will be webcast live and available for replay for a limited time thereafter at www.investor.mcdonalds.com.

McDonald’s tentatively plans to release first quarter results on April 22, 2008.

McDonald’s is the leading global foodservice retailer with more than 30,000 local restaurants in more than 100 countries. More than 75% of McDonald’s restaurants worldwide are owned and operated by franchisees and affiliates. Please visit our website at www.mcdonalds.com to learn more about the Company.

Forward-Looking Statements

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports.

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